July 14, 1993


Mr. Elio Boccitto
Berlitz International, Inc.
293 Wall Street
Princeton, New Jersey  08540

Dear Elio,

This letter shall confirm our understanding regarding the terms and conditions relating to your retirement as an officer and director of Berlitz International, Inc. ("BII") and its subsidiaries. BII and its subsidiaries are referred to herein as the "Company".

      1. Upon execution of this Agreement, you shall deliver (i) your resignation as a member of the Board of Directors and Executive Committee of the Board of Directors of BII effective as of July 27, 1993, 9:00 a.m., Eastern Daylight Time, and (ii) your resignation as President, Chief Operating Officer and member of the Management
Executive Committee of BII effective as of August 31, 1993, 5:00 p.m., Eastern Daylight Time (the "Resignation Date"). As of the Resignation Date, you shall cease to act as a director or officer of each of BII's direct or indirect subsidiaries. On or prior to the Resignation Date you shall deliver your formal resignations as a director and officer of each of BII's direct or indirect subsidiaries, in each instance effective as of the Resignation Date or such other date as may be determined by the Company.

      2. The Company agrees to pay you a lump sum severance amount of $220,000 payable upon your Resignation Date, which shall be subject to applicable federal and state withholding taxes.

      3. You agree to act as an independent consultant to the Company on as needed basis for a two year period commencing on September 1, 1993 and ending on August 31, 1995 (the "Consulting Period"). As full consideration for your services under this paragraph 3, you shall be paid the sum of $9,166.67 per month on the last day of each month commencing on September 30, 1993 and ending on August 31, 1995. The Company's obligation to pay you the above monthly consulting fees shall immediately terminate upon (i) your death, (ii) your long-term disability as determined under the Company's existing Long Term Disability Plan with UNUM, (iii) your refusal to provide consulting services as specified in this agreement in a manner reasonably satisfactory to the Company, (iv) your obtaining employment at any time during the Consulting Period which pays you a gross salary at the rate of at least $6,250 per month ($75,000 per year), or a series of consulting or similar jobs under which you will receive $100,000 in the aggregate in any year, or (v) your breach of the non-competition provisions set forth in the next sentence. You agree that during the Consulting Period, you will not compete with the Company in any of the businesses currently being conducted by the Company within the United States or in any foreign country in which the Company is doing business on the Resignation Date; your agreement not to compete includes your agreement not to provide consulting or similar services to any person or business entity which is engaged in any business which competes with the Company in the manner set forth above. As a part of your consulting agreement, you agree to cooperate fully with the Company in connection with all pending or future litigation, administrative proceedings or investigations, including all pending or future tax audits. Your agreement set forth in the preceding sentence shall continue after the expiration of the Consulting Period. You shall be reimbursed for your reasonable out-of-pocket expenses incurred in connection with rendering consulting services hereunder. In providing the consulting services hereunder, you shall be an independent contractor and not an employee of the Company. You shall perform your consulting services at a location in the New York City or Princeton, New Jersey area other than the premises of the Company as mutually agreed upon.

      4. Your account balances which are vested under the terms of the Company's Retirement Plan will be distributed to you.
In order to receive such distribution, you must complete the necessary Plan Termination Forms required under the Company's Retirement
Plan.  Such forms will be provided to you separately.

      5. It is acknowledged and agreed that you have not qualified for a 1993 bonus under the Company's Short-Term
Executive Incentive Compensation Plan.

      6. Following the Resignation Date, you shall keep secret and retain in strictest confidence, and shall not use for the benefit of yourself or others except in connection with the business and affairs of the Company, all confidential matters of the Company. Such information includes, but is not limited to, any trade or business plan, pricing and price policies, sales forecasts, research and development projects, proposed acquisitions, joint ventures and joint development agreements or other trade secrets and industrial practices of the Company (collectively "Business Information").

            Such Business Information cannot be disclosed by you to any person other than an authorized representative of the Company without the prior written consent of the Company. Upon the Resignation Date, you must return to the Company all written or copies of written materials, lists, and other records of confidential information that came into your possession while employed.

      7. In accordance with normal ethical and professional standards, you must refrain from taking action or making statements, written or oral, which disparage or defame the goodwill or reputation of the Company, its directors, officers, and employees or which could adversely affect the morale of other employees.

      8. In consideration of our fulfillment of all of our obligations hereunder, and our agreement to pay you a lump sum severance amount pursuant to paragraph 2, you agree to release the Company and its controlling shareholder, directors, officers, employees and trustees and administrators under all Company employee benefit plans, from all claims, actions, or causes of action you have or could have arising out of or which are in any way related to your employment or the termination of your employment including, but not limited to, all claims of discrimination in employment including, but not limited to, those arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income
Security Act of 1974, as amended, the Fair Labor Standards Act, as amended, and all other federal, state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, and any and all claims for compensation or amounts in excess of those specified in this letter agreement, excluding any claim to enforce your rights under this letter agreement. Your above release includes your release of any and all rights you might otherwise claim to have under any employment or severance agreement you may have with the Company, including, but not limited to, your severance agreement letter dated April 27, 1992, which shall be deemed terminated and of no further force or effect upon the execution of this agreement.

      9. The Company agrees to pay your reasonable legal fees and expenses incurred in enforcing or defending any of your rights under this letter provided you prevail in such enforcement or defense.

      10. To the extent permitted or required by the laws of the State of New York, the Bylaws and your Indemnification Agreement with BII, BII shall indemnify and provide reasonable advances for expenses to you, in accordance with the terms of such laws and such Indemnification Agreement, if you are made a party, or threatened to be a party, to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that you are, or were, an officer or director of BII or any subsidiary or affiliate of BII, serving at BII's request and in furtherance of BII's best interests, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you in connection with such action, suit or proceeding.

      11. In the event that you violate any of your obligations under this letter agreement or make any claims in violation of the release contained in paragraph 8, all benefits provided to you under paragraph 3 this letter agreement will immediately cease and the Company may recover from you any consulting fee payments already paid under this letter agreement.

            By signing and returning this letter, you acknowledge that you:

      (a)   have had sufficient time to review and consider its terms;

      (b) have carefully read and fully understand the terms of this letter agreement;

      (c) are entering into this letter agreement voluntarily and knowing that you are releasing claims that you have or may have against the Company;

      (d) have had a reasonable opportunity to seek advice from an attorney of your choosing prior to signing this letter agreement; and

      (e) release all claims in accordance with paragraph 8 hereof in return for the consideration specified herein.

      This letter agreement sets forth the entire agreement between the Company and you regarding your separation from the Company.
No representative of the Company has the authority to verbally excuse, amend, or modify any portion of this letter agreement. If any provision of this letter agreement or the release contained in paragraph 8 shall be determined to be invalid or unenforceable, the remainder of the letter agreement or such release, other than such provision, shall not be affected or shall remain in full force and effect.

      Please review this letter agreement carefully. If you have any questions about any of the information contained in this letter agreement, please call Rob Hendon.

      This letter may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Sincerely,

BERLITZ INTERNATIONAL, INC.



By:   /s/  HIROMASA YOKOI
      Hiromasa Yokoi



ACCEPTED AND AGREED:


/s/  ELIO BOCCITTO                        ____________
Elio Boccitto                             Date